                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)               FEBRUARY 15, 2000
--------------------------------------------------------------------------------





                            EQUITABLE RESOURCES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




        PENNSYLVANIA                     1-3551                  25-0464690
--------------------------------------------------------------------------------
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)




ONE OXFORD CENTRE, SUITE 3300, 301 GRANT STREET, PITTSBURGH, PENNSYLVANIA  15219
--------------------------------------------------------------------------------
          (Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code        (412) 553-5700
                                                   -----------------------------


                                      NONE
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OF ASSETS

         On February 15, 2000, Equitable Resources, Inc. (the Registrant; NYSE:
         EQT), through its subsidiary ERI Investments, Inc., completed the previously announced acquisition of the Appalachian oil and gas properties of Statoil Energy, Inc. for $630 million, subject to customary closing adjustments.

         Under the terms of the stock purchase agreement by and among the Registrant, Statoil Energy, Inc., Statoil Energy Holdings, Inc. and Statoil North America, Inc. dated as of December 31, 1999, the Registrant acquired all of the issued and outstanding shares and interests of Eastern States Oil & Gas, Inc. and Eastern States Exploration Co., subsidiaries of Statoil Energy, Inc.

         The assets acquired are contiguous to the Registrant's Appalachian properties and consist of approximately 1.2 Tcfe (trillion cubic feet equivalent) of proven natural gas reserves and 6,500 natural gas wells in West Virginia, Kentucky, Pennsylvania and Ohio.

         The acquisition, which is accounted for as a purchase, has been funded initially through commercial paper, to be replaced by a combination of financings and cash from asset sales.

ITEM 7.  FINANCIAL STATEMENTS

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.                     PAGE
         Report of Independent Auditors                                  F-1

         Statements of Combined Operations for the years ended
             December 31, 1999 and 1998                                  F-2

         Combined Balance Sheets - December 31, 1999 and 1998            F-3

         Statements of Combined Cash Flows for the years ended
             December 31, 1999 and 1998                                  F-4

         Statements of Common Stockholder's Equity for the years
             ended December 31, 1999 and 1998                            F-5

         Notes to Combined Financial Statements                      F-6 to F-15

     (b) PRO FORMA FINANCIAL INFORMATION.                               PAGE
         Unaudited Pro Forma Consolidated Condensed Financial
             Statements                                                 F-16

         Unaudited Pro Forma Consolidated Condensed Statement of
             Operations for the Year Ended December 31, 1999            F-17

         Unaudited Pro Forma Consolidated Condensed Balance Sheet
             as of December 31, 1999                                    F-18

         Notes to Unaudited Pro Forma Consolidated Condensed
             Financial Statements                                       F-19

         Unaudited Pro Forma Supplemental Oil and Gas Disclosure
             as of December 31, 1999                                F-20 to F-21

     (c) EXHIBITS.

        Exhibit
        Number               Description
        ------               -----------
       Exhibit 2             Stock Purchase Agreement by and among Equitable
                             Resources, Inc., Statoil Energy, Inc., Statoil
                             Energy Holdings, Inc. and Statoil North America,
                             Inc. dated as of December 31, 1999. (Incorporated
                             by reference to Exhibit 2 of the Registrant's
                             current report on Form 8-K filed with the
                             Commission on February 17, 2000.)

       Exhibit 23.1          Consent of Ernst & Young LLP, filed herewith.

       Exhibit 99 Equitable Resources, Inc., press release announcing the completion of the acquisition of the Appalachian production assets of Statoil Energy, Inc. (Incorporated by reference to Exhibit 99 of the Registrant's current report on Form 8-K filed with the Commission on February 17, 2000.)

                           REPORT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS



To the Shareholder
Eastern States Exploration Co.
Eastern States Oil & Gas, Inc.


     We have audited the accompanying combined balance sheets of Eastern States Exploration Co. and Eastern States Oil & Gas, Inc. ("Company") at December 31, 1999 and 1998, and the related combined statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1999 and 1998, and the combined results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                                           /s/ ERNST & YOUNG LLP
                                                           ---------------------
                                                               Ernst & Young LLP

April 26, 2000
Pittsburgh, Pennsylvania

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

STATEMENTS OF COMBINED OPERATIONS
YEARS ENDED DECEMBER 31,


                                                        1999             1998
                                                      --------------------------
                                                             (Thousands)
Operating revenues                                    $120,882          $110,640

Operating expenses:
    Exploration                                          1,657             1,709
    Production                                          17,273            14,628
    Selling, general and administrative                  9,367            10,821
    Depreciation, depletion and amortization            29,464            27,671
                                                      --------          --------
        Total operating expenses                        57,761            54,829
                                                      --------          --------

Operating income                                        63,121            55,811

Interest charges                                        43,240            40,189
                                                      --------          --------

Income before income taxes                              19,881            15,622
Income taxes                                             7,734             6,077
                                                      --------          --------

Net income                                            $ 12,147          $  9,545
                                                      ========          ========


                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

COMBINED BALANCE SHEETS
DECEMBER 31,


                                                                      1999             1998
                                                                   --------------------------
                                                                          (Thousands)
                               ASSETS

     Current assets:
         Accounts receivable - trade                               $  4,873          $ 11,537
         Accounts receivable - affiliate                             23,817            28,696
         Inventory                                                    2,855             1,610
         Deferred income taxes                                       11,737             7,847
         Prepaid expenses and other                                     333               231
                                                                   --------          --------
            Total current assets                                     43,615            49,921

     Property and equipment - net                                   682,929           643,069

     Other assets                                                       586               291
                                                                   --------          --------

               Total assets                                        $727,130          $693,281
                                                                   ========          ========


                LIABILITIES AND STOCKHOLDER'S EQUITY

     Current liabilities:
         Accounts payable                                          $ 13,372          $  8,251
         Accounts payable to affiliated companies                    85,861            70,920
         Other current liabilities                                    3,075            17,597
                                                                   --------          --------
            Total current liabilities                               102,308            96,768

     Long-term debt to affiliated companies                         521,214           518,495

     Deferred income taxes                                           23,987            12,402

     Other liabilities                                                4,093             2,235

     Common stockholder's equity                                     75,528            63,381
                                                                   --------          --------

               Total liabilities and stockholder's equity          $727,130          $693,281
                                                                   ========          ========




                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

STATEMENTS OF COMBINED CASH FLOWS
YEARS ENDED DECEMBER 31,


                                                                             1999              1998
                                                                          ---------------------------
                                                                                 (Thousands)
Cash flows from operating activities:
    Net income                                                            $ 12,147           $  9,545
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and depletion                                         29,464             27,671
         Deferred income taxes                                               7,695              5,952
         Exploration expense                                                 1,657              1,709
         Gain on sale of property                                              (13)                --
         Changes in other assets and liabilities:
            Accounts receivable                                             11,543            (14,924)
            Inventory                                                       (1,245)             2,536
            Accounts payable and accrued expenses                           (9,402)             5,214
            Accounts payable to affiliated companies                        14,941             11,376
            Other - net                                                      1,706              1,165
                                                                          --------           --------
               Total adjustments                                            56,346             40,699
                                                                          --------           --------

                  Net cash provided by operating activities                 68,493             50,244

Cash flows from investing activities:
    Capital expenditures                                                   (71,308)           (76,686)
    Proceeds from sale of property                                              96             23,957
                                                                          --------           --------
                  Net cash used in investing activities                    (71,212)           (52,729)
                                                                          --------           --------

Cash flows from financing activities:
    Increase in long-term debt to affiliated companies                       2,719              2,485
                                                                          --------           --------
                  Net cash provided by financing activities                  2,719              2,485
                                                                          --------           --------

Net change in cash and cash equivalents                                         --                 --

Cash and cash equivalents - beginning of year                                   --                 --
                                                                          --------           --------
Cash and cash equivalents - end of year                                   $     --           $     --
                                                                          ========           ========

Cash paid during the year for:
    Interest                                                              $ 43,200           $ 40,200
                                                                          ========           ========



                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                      Additional                          Total
                                       Common         Paid - In         Retained      Stockholder's
                                      Stock (a)        Capital          Earnings          Equity
                                      -------------------------------------------------------------
                                                             (Thousands)
BALANCE, DECEMBER 31, 1997            $     1          $52,677          $ 1,158          $53,836

Net income for the year 1998               --               --            9,545            9,545
                                      -------          -------          -------          -------

BALANCE, DECEMBER 31, 1998                  1           52,677           10,703           63,381

Net income for the year 1999               --               --           12,147           12,147
                                      -------          -------          -------          -------

BALANCE, DECEMBER 31, 1999            $     1          $52,677          $22,850          $75,528
                                      =======          =======          =======          =======





(a) Common shares authorized: 16,000 shares; issued: 1,100 shares outstanding




                  SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         THE COMPANY: For the years ended December 31, 1999 and 1998, Eastern States Exploration Co. and Eastern States Oil & Gas, Inc. ("Company") were wholly-owned subsidiaries of Statoil Energy Holdings, Inc. ("SEH"). The Company is engaged in natural gas and oil exploration and production in the states of Ohio, Pennsylvania, West Virginia and Kentucky. SEH is a wholly-owned subsidiary of Statoil Energy, Inc. ("STEN") and holds STEN's interests in various operating entities engaged in energy related activities.

         PRINCIPLES OF CONSOLIDATION: The combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and its proportionate share of the assets, liabilities, revenue and expenses of various oil and gas ventures. All intercompany accounts and transactions have been eliminated.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. These estimates and assumptions also affect certain amounts of reported revenues and expenses. Actual results could differ from those estimates.

         The financial statements include allocations of interest expense, income taxes and direct and indirect corporate administrative costs attributable to the Company. The methods by which such amounts are attributed and allocated are deemed reasonable by management. All intercompany transactions including allocated expenses are deemed to be paid in the period recorded.

         ACCOUNTS RECEIVABLE: Accounts receivable arise primarily from the sale of natural gas. The Company performs ongoing credit evaluations of its customers to minimize its exposure to credit risk. The Company's allowance for doubtful accounts, which is reflected in the combined balance sheets as a reduction in accounts receivable, was $0.1 million and $0.3 million at December 31, 1999 and 1998, respectively.

         CONCENTRATION OF CREDIT RISK: In 1999 and 1998, sales to Statoil Energy Services, Inc. ("SES"), an affiliated company, were 53% and 48%, respectively, of total revenues. Sales to an unaffiliated purchaser were 22% and 23% in 1999 and 1998, respectively. There were no other customers with purchases of greater than 10% of total revenues for 1999 and 1998.

         REVENUE RECOGNITION: Revenues are recognized when title passes to the customer. The Company records estimated amounts for natural gas and oil revenues based on volumetric calculations under its natural gas sales contracts. The quantity and dollar amount of gas balancing arrangements were not material.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         OIL AND GAS PROPERTIES: The Company uses the successful efforts method of accounting for exploration and production activities. Under this method, the cost of productive wells and development dry holes, as well as productive acreage, are capitalized and depleted on the unit-of-production method.

         Gathering systems are depreciated using the straight-line method over the useful lives of assets (20 to 25 years).

         Other property and equipment is stated at original cost and long-lived assets are reviewed annually for impairment in accordance with current accounting standards. Depreciation of other property and equipment is provided on a straight-line basis over the useful lives of the assets (5 to 10 years for equipment). Repairs of property and equipment are charged to expense as incurred.

         INVENTORIES: Inventories, which consist of materials and supplies, are stated at the lower of cost, determined using the first-in, first-out method, or market.

         INCOME TAXES: The current provision for income taxes represents amounts estimated to be payable. Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Under this method, the effect of a change in income tax rates on deferred tax assets and liabilities is recognized as an element of income in the period the rate change is enacted.

         The Company and all Statoil Group-Norway ("Statoil") affiliated companies located in the United States, participate in a tax sharing arrangement, whereby federal income tax returns would be filed on a consolidated basis. For financial reporting purposes, each company accounts for its income taxes on a separate company basis.

         SEGMENT REPORTING: In accordance with Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," the Company has identified only one operating segment, which is the exploration and production of oil and gas. All the Company's assets are located in the United States and all of its revenues are attributable to the United States customers.

         COMPREHENSIVE INCOME: The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income includes net income and other changes to stockholders' equity in the current period. SFAS No. 130 does not impact amounts previously reported for net income. Because the Company does not have material items accounted for as other comprehensive income, the adoption of SFAS NO. 130 did not have a significant impact on the Company's financial statements.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         DERIVATIVE COMMODITY INSTRUMENTS: The Company uses exchange-traded natural gas futures contracts and options and over-the-counter (OTC) natural gas swap agreements and options to hedge exposures to fluctuations in natural gas prices.

         At contract inception, the Company designates derivative commodity instruments as hedging activities. The Company uses the deferral accounting method to account for exchange-traded derivative commodity instruments designated and effective as hedges. Under this method, changes in the market value of these hedge positions are deferred and included in other current assets and other current liabilities. These deferred realized and unrealized gains and losses are included in operating revenues when the hedged transactions occur. In the event a hedge contract is terminated early, the deferred gain or loss realized on early termination of the contract will be recognized as the hedged production occurs. The Company uses the settlement method to account for OTC swap agreements and options designated and effective as hedges. Under this method, gains or losses associated with the contract are recognized at the time the hedged production occurs. Premiums on option contracts are deferred in other current assets and recognized in operating revenues over the option term. Cash flows from derivative contracts are considered operating activities.

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." This statement delays the required implementation for the Company until 2001. The Company has not yet determined when it will adopt the provisions of this statement, which may be implemented at the beginning of any fiscal quarter. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Any derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

         The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.


B. DERIVATIVE COMMODITY INSTRUMENTS

         The Company is exposed to risk from fluctuations in energy prices in the normal course of business. The Company uses derivative contracts to hedge exposures to natural gas price changes.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999



B. DERIVATIVE COMMODITY INSTRUMENTS (CONTINUED)

         The following table summarizes the absolute notional quantities of the derivative contracts held for purposes other than trading at December 31, 1999 and 1998. The swap agreements at year-end 1999 have maturities extending through December 2009. At December 31, 1998, the open futures and options contracts had maturities extending through November 1999 and October 2003, respectively, while the swap agreements had maturities extending through December 2009.


                        ABSOLUTE NOTIONAL QUANTITY               DEFERRED GAIN (LOSS)
                        --------------------------------------------------------------
                        1999                 1998                1999            1998
                        --------------------------------------------------------------
                            (Bcf EQUIVALENT)                          (MILLIONS)
NATURAL GAS
Futures                   --                   3.4              $   --           $ 2.0
Swaps                   63.7                 108.1               (18.8)           10.8
Options                   --                  20.5                  --            (0.8)
                        ----                 -----              ------           -----
Totals                  63.7                 132.0              $(18.8)          $12.0
                        ====                 =====              ======           =====


                            (MBLs EQUIVALENT)                         (MILLIONS)

CRUDE OIL
Futures                   --                    --              $   --           $  --
Swaps                    120                    --                (0.8)             --
Options                   --                    --                  --              --
                        ----                 -----              ------           -----
Totals                   120                    --              $ (0.8)          $  --
                        ====                 =====              ======           =====


         There were no deferred realized amounts from hedge transactions at December 31, 1998. The Company recognized net gains on its hedging activities of $1.1 million and $7.4 million in 1999 and 1998, respectively. These gains are offset when the underlying products are sold.

         The Company is exposed to credit loss in the event of nonperformance by counterparties to derivative contracts. This credit exposure is limited to derivative contracts with a positive fair value. Futures contracts have minimal credit risk because futures exchanges are the counterparties. The Company manages the credit risk of the other derivative contracts by limiting dealings to those counterparties who meet the Company's criteria for credit and liquidity strength.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999



C. PROPERTY AND EQUIPMENT

         Investments in property and equipment comprise the following:

                                                                         December 31,
                                                                     1999             1998
                                                                   --------------------------
                                                                          (Thousands)
Natural gas and oil properties                                     $698,130          $637,750
Gathering systems                                                    76,517            68,203
Other                                                                 7,852             7,308
                                                                   --------          --------
    Total                                                           782,499           713,261
Less accumulated depreciation, depletion and amortization            99,570            70,192
                                                                   --------          --------

       Property and equipment, net                                 $682,929          $643,069
                                                                   ========          ========


D. INCOME TAXES

         The following table summarizes the source and tax effects of temporary differences between financial reporting and tax bases of assets and liabilities:


                                                                              1999              1998
                                                                           ---------------------------
                                                                                 (Thousands)
DEFERRED TAX LIABILITIES (ASSETS):
    Oil and gas property cost in excess of tax basis                       $ 24,570           $ 12,985
    Net operating loss                                                      (10,524)            (7,065)
    Alternative minimum tax                                                  (1,050)              (657)
    Other                                                                      (746)              (708)
                                                                           --------           --------

         Total (including amounts classified as current assets of
         $11,737 for 1999 and $7,847 for 1998)                             $ 12,250           $  4,555
                                                                           ========           ========

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999

D. INCOME TAXES (CONTINUED)

         Income tax expense (benefit) is summarized as follows:

                       1999            1998
                      ----------------------
                           (Thousands)
Deferred:
    Federal           $7,166          $5,822
    State                568             255
                      ------          ------

       Total          $7,734          $6,077
                      ======          ======

         Provisions for income taxes differ from amounts computed at the federal statutory rate of 35% due primarily to the recording of state income taxes. As of December 31, 1999, the Company has available, for income tax purposes, minimum tax credit carryforwards of approximately $1.1 million, which do not expire, and net operating loss carryforwards of approximately $27.1 million, which expire in 2006 through 2019.

E. TRANSACTIONS WITH AFFILIATED COMPANIES

         The Company, in the ordinary course of business, has transactions with affiliated companies as follows:

         During 1999 and 1998, the Company's revenues include gas sold to affiliates of $63.9 million and $53.2 million, respectively.

         STEN provided certain administrative services for the Company. The cost for such services billed to the Company amounted to $3.9 million and $2.3 million during 1999 and 1998, respectively.

F. PROFIT SHARING PLAN

         Substantially all full-time employees of the Company participate in a STEN-sponsored profit sharing plan that includes an employee savings feature under Section 401(k) of the Internal Revenue Code. Participants can elect to defer up to 15% of their total compensation through contributions to the plan and STEN matches 50% of employee contributions up to 6% of an employee's total compensation. Effective January 1, 1997, the vesting schedule for STEN's contributions was shortened from seven to five years.

         For the years ended December 31, 1999 and 1998, charges to income for the Company's share of contributions to the plan aggregated $0.3 million and $0.3 million, respectively.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


G. LONG-TERM DEBT

         In August 1999, the Company and SEH agreed to aggregate and extend to December 31, 2001 the final repayment dates of various notes payable to SEH totaling $521.2 million. These notes have an 8% annual rate of interest, payable semi-annually on January 1 and July 1 each year; such terms being consistent with all years presented.

         During the years ended December 31, 1999 and 1998, the Company recorded interest expense due to SEH of $43.2 million and $40.2 million, respectively.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of long-term debt at December 31, 1999 and 1998, would be $521.2 million and $518.5 million, respectively. The fair value was estimated based on quoted market prices for equivalent third-party investments, as well as the discounted values using a current discount rate reflective of the remaining maturity.

I. COMMITMENTS AND CONTINGENCIES

         There are various claims and legal proceedings against the Company arising from the normal course of business. Although counsel is unable to predict with certainty the ultimate outcome, management and counsel believe the Company has significant and meritorious defenses to any claims and intend to pursue them vigorously.

         Management believes that the ultimate outcome of any matter currently pending against the Company will not materially affect the financial position of the Company although they could be material to the reported results of operations for the period in which they occur.

         The Company is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and may in certain instances result in assessment of fines. The Company has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. Ongoing expenditures for compliance with environmental laws and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either their nature or amount in the future and does not know of any environmental liabilities that will have a material effect on the Company's financial position, results of operations or cash flows.

J. SUBSEQUENT EVENT

         On October 13, 1999, Statoil announced plans to seek a buyer for its U.S. natural gas and electric power production and marketing unit, Statoil Energy, Inc. ("STEN") in connection with a corporate restructuring process. In February 2000, Equitable Resources, Inc. acquired the Appalachian production assets of the Company for $630 million, subject to customary closing adjustments.

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


K. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED)

         The supplementary information summarized below presents the results of natural gas and oil activities in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

(1) Production Costs

         The following table presents the costs incurred relating to natural gas and oil production activities:

                                                             December 31,
                                                        1999               1998
                                                     -----------------------------
                                                             (Thousands)
     Capitalized costs                               $ 698,130           $ 637,750
     Accumulated depreciation and depletion            (85,428)            (58,141)
                                                     ---------           ---------

         Net capitalized costs                       $ 612,702           $ 579,609
                                                     =========           =========

     Costs incurred:
         Property acquisitions:
           Proved properties                         $     892           $   1,282
           Unproved properties                              --               6,493
         Exploration                                     2,768               3,340
         Development                                    65,296              62,147

(2) Results of Operations for Producing Activities

         The following table presents the results of operations related to natural gas and oil production:

                                                                      December 31,
                                                                1999               1998
                                                              ---------------------------
                                                                     (Thousands)
     REVENUES:
         Affiliated                                           $ 63,862           $ 53,230
         Nonaffiliated                                          57,020             57,410
     Production costs                                          (17,120)           (15,044)
     Exploration expenses                                       (1,657)            (1,709)
     Depreciation and depletion                                (23,906)           (23,654)
     Income tax expense                                        (30,419)           (27,321)
                                                              --------           --------

     Results of operations from producing activities
         (excluding corporate overhead)                       $ 47,780           $ 42,912
                                                              ========           ========

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


K. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)

(3) Reserve Information

         The information presented below represents estimates of proved gas reserves prepared by Company engineers. Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves represent proved reserves expected to be recovered from new wells after substantial development costs are incurred. As of December 31, 1999 and 1998, all of the Company's proved reserves are in the United States. The oil reserves are included at their millions of cubic feet equivalent and are not material.

                                                                       December 31,
                                                                 1999                1998
                                                            -----------------------------------
                                                            (Millions of cubic feet equivalent)
     Proved developed and undeveloped reserves:
         Beginning of year                                     1,100,690            1,062,894
         Revision of previous estimates                           23,018                2,544
         Purchase of developed reserves in place                   8,834                2,141
         Dispositions of reserves in place                          (180)             (22,356)
         Extensions, discoveries and other additions             126,038               96,375
         Production                                              (43,376)             (40,908)
                                                              ----------           ----------

         End of year                                           1,215,024            1,100,690
                                                              ==========           ==========

     Proved developed reserves:
         Beginning of year                                       741,398              745,974
         End of year                                             812,271              741,398

EASTERN STATES EXPLORATION CO. AND
EASTERN STATES OIL & GAS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1999


K. NATURAL GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED) (CONTINUED)

(4) Standard Measure of Discounted Future Cash Flows

         Management cautions that the standard measure of discounted future cash flows should not be viewed as an indication of the fair market value of gas and oil producing properties, nor of the future cash flows expected to be generated therefrom. The information presented does not give recognition to future changes in estimated reserves, selling prices or costs and has been discounted at an arbitrary rate of 10%. Estimated future net cash flows from natural gas and oil reserves based on selling prices and costs at year-end price levels are as follows:

                                                                                       December 31,
                                                                               1999                  1998
                                                                           ---------------------------------
                                                                                       (Thousands)
Future cash inflows                                                        $ 3,405,763           $ 2,998,485
Future production costs                                                       (643,462)             (579,189)
Future development costs                                                      (228,361)             (199,605)
                                                                           -----------           -----------
Future net cash flow before income taxes                                     2,533,940             2,219,691
10% annual discount for estimated timing of cash flows                      (1,716,010)           (1,491,179)
                                                                           -----------           -----------
Discounted future net cash flows before income taxes                           817,930               728,512
Future income tax expenses, discounted 10% annually                           (194,197)             (163,444)
                                                                           -----------           -----------

Standardized measure of discounted future net cash flows                   $   623,733           $   565,068
                                                                           ===========           ===========

         Summary of changes in the standardized measure of discounted future net cash flows:

                                                                                       December 31,
                                                                               1999                  1998
                                                                           ---------------------------------
                                                                                       (Thousands)
Sales and transfers of gas and oil produced - net                          $   (97,365)          $   (83,291)
Net changes in prices, production and development costs                         27,095                10,735
Extensions, discoveries and improved recovery, less related costs               87,372                76,552
Development costs incurred                                                      24,263                17,995
Purchase (sale) of minerals in place - net                                       5,604                 1,163
Revisions of previous quantity estimates                                        53,097                 5,412
Accretion of discount                                                           69,069                68,855
Net change in income taxes                                                     (30,752)               14,665
Other                                                                          (79,718)             (105,352)
                                                                           -----------           -----------
Net increase                                                                    58,665                 6,734
Beginning of year                                                              565,068               558,334
                                                                           -----------           -----------
End of year                                                                $   623,733           $   565,068
                                                                           ===========           ===========

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS



         The following unaudited pro forma consolidated condensed financial statements and related notes are presented to show the pro forma effects of the Acquisition of Eastern States Exploration Co. and Eastern States Oil & Gas, Inc. (collectively, Eastern States) with and into a wholly-owned subsidiary of Equitable Resources, Inc. (EQT). The Eastern States transaction, hereinafter referred to as the "Acquisition," was completed February 15, 2000.

         The condensed statement of operations is presented to show income from continuing operations as if the Acquisition occurred as of the beginning of the period. The pro forma condensed balance sheet is based on the assumption that the Acquisition occurred on December 31, 1999.

         EQT will account for the Acquisition of Eastern States using the purchase method of accounting for business combinations.

         Pro forma data is based on assumptions and includes adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data is not necessarily indicative of the financial results that would have occurred had the Acquisition been effective on and as of the dates referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes thereto and EQT's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999


                                                                               Eastern           Acquisition
                                                              EQT               States            Pro Forma
                                                          Historical          Historical         Adjustments           Pro Forma
                                                          -----------------------------------------------------------------------
                                                                           (Thousands except per share amounts)
Operating revenues                                        $1,062,738          $  120,882          $    4,084 (a)       $1,187,704
Cost of sales                                                610,659                  --                  --              610,659
                                                          ----------          ----------          ----------           ----------
    Net operating revenues                                   452,079             120,882               4,084              577,045
                                                          ----------          ----------          ----------           ----------

Operating expenses:
    Operation and maintenance                                 80,879                  --               2,700 (a)           83,579
    Exploration                                                9,288               1,657                  --               10,945
    Production                                                26,206              17,273               1,384 (a)           44,863
    Selling, general and administrative                       92,229               9,367              (3,904)(b)           97,692
    Depreciation, depletion and amortization                 100,722              29,464               3,915 (c)          134,101
                                                          ----------          ----------          ----------           ----------
        Total operating expenses                             309,324              57,761               4,095              371,180
                                                          ----------          ----------          ----------           ----------

Operating income (loss)                                      142,755              63,121                 (11)             205,865
Other                                                          2,863                  --                  --                2,863
                                                          ----------          ----------          ----------           ----------

Earnings before interest and taxes                           145,618              63,121                 (11)             208,728
Interest charges                                              37,132              43,240               7,831 (d)           88,203
                                                          ----------          ----------          ----------           ----------

Income (loss) before income taxes                            108,486              19,881              (7,842)             120,525
Income taxes (benefits)                                       39,356               7,734              (3,051)(e)           44,039
                                                          ----------          ----------          ----------           ----------

Pro forma net income (loss)                               $   69,130          $   12,147          $   (4,791)          $   76,486
                                                          ==========          ==========          ==========           ==========

Basic:
    Weighted average common shares outstanding                34,044                                                       34,044
    Pro forma net income per common share                 $     2.03                                                   $     2.25
                                                          ==========                                                   ==========

Diluted:
    Weighted average common shares outstanding                34,337                                                       34,337
    Pro forma net income per common share                 $     2.01                                                   $     2.23
                                                          ==========                                                   ==========



   THE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS ARE AN
                       INTEGRAL PART OF THESE STATEMENTS.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
BALANCE SHEET
AS OF DECEMBER 31, 1999


                                                                                 Eastern           Acquisition
                                                               EQT                States            Pro Forma
                        ASSETS                              Historical          Historical         Adjustments           Pro Forma
                                                            -----------------------------------------------------------------------
                                                                                      (Thousands)
CURRENT ASSETS:
    Cash and cash equivalents                               $   18,031          $       --          $       --           $   18,031
    Accounts receivable - trade                                194,789               4,873              23,817 (f)          223,479
    Accounts receivable - affiliate                                 --              23,817             (23,817)(f)               --
    Inventory                                                   40,859               2,855                (200)(g)           43,514
    Deferred purchased gas cost                                 29,075                  --                  --               29,075
    Prepaid expenses and other                                  44,084              12,070                  --               56,154
                                                            ----------          ----------          ----------           ----------

      Total current assets                                     326,838              43,615                (200)             370,253

INVESTMENT IN NONCONSOLIDATED SUBSIDIARY                        40,873                  --                  --               40,873

PROPERTY, PLANT AND EQUIPMENT                                2,052,528             782,499              25,505 (g)        2,860,532
    Less accumulated depreciation                              831,097              99,570                  --              930,667
                                                            ----------          ----------          ----------           ----------
      Net property, plant and equipment                      1,221,431             682,929              25,505            1,929,865

OTHER ASSETS                                                   200,432                 586                  --              201,018
                                                            ----------          ----------          ----------           ----------

          Total assets                                      $1,789,574          $  727,130          $   25,305           $2,542,009
                                                            ==========          ==========          ==========           ==========


         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Short-term loans                                        $  207,486          $       --          $  656,985 (h)       $  864,471
    Accounts payable and other current liabilities             222,044              16,447              41,216 (g)          279,707
    Accounts payable to affiliated companies                        --              85,861             (85,861)(i)               --
                                                            ----------          ----------          ----------           ----------

      Total current liabilities                                429,530             102,308             612,340            1,144,178

LONG-TERM DEBT                                                 298,350                  --                  --              298,350

LONG-TERM DEBT - AFFILIATE                                          --             521,214            (521,214)(i)               --

DEFERRED INCOME TAXES                                          183,896              23,987               9,707 (j)          217,590

DEFERRED REVENUE AND OTHER DEFERRED CREDITS                    109,988               4,093                  --              114,081

PREFERRED TRUST SECURITIES                                     125,000                  --                  --              125,000

COMMON STOCKHOLDERS' EQUITY                                    642,810              75,528             (75,528)(k)          642,810
                                                            ----------          ----------          ----------           ----------

          Total liabilities and stockholders' equity        $1,789,574          $  727,130          $   25,305           $2,542,009
                                                            ==========          ==========          ==========           ==========



   THE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS ARE AN
                       INTEGRAL PART OF THESE STATEMENTS.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS

BASIS OF PRESENTATION

         The unaudited pro forma consolidated condensed statement of operations relative to the Acquisition is based on the audited historical financial statements of EQT and Eastern States for the year ended December 31, 1999. The pro forma information relating to the Acquisition reflects the combination of EQT's and Eastern States' historical results of operations. Differences in accounting policies and methods between EQT and Eastern States were reviewed and considered to have an immaterial impact on the combined pro forma financial results.

PRO FORMA ADJUSTMENTS

     The Unaudited Pro Forma Statements of Operations reflect the following adjustments:

         (a) Reclass Eastern States historical to conform with EQT presentation.

         (b) Adjust Eastern States historical to eliminate SG&A expenses allocated by its former parent.

         (c) Record DD&A expense resulting from the step-up in property, plant and equipment.

         (d) Record pro forma interest on incremental debt in connection with the Acquisition using an assumed interest rate of 5.26% (EQT commercial paper rate).

             Assumes continuation of Eastern States' $520 million long-term debt level at 8%.

         (e) Record pro forma income tax provision (benefit) relating to the pro forma adjustments assuming an effective federal and state rate of 38.9% which approximates EQT's rate.


     The Unaudited Pro Forma Balance Sheet reflects the following adjustments:

         (f) Reclassify accounts receivable - affiliate from seller to accounts receivable - trade.

         (g) Record purchase price allocation related to assets and liabilities acquired.

         (h) Record short-term debt reflecting cash paid in connection with the purchase of Eastern States' common stock, adjusted to reflect December 31, 1999 working capital.

         (i) Record elimination of seller intercompany debt and payables at closing.

         (j) Record deferred tax liability assumed in connection with the Acquisition.

         (k) Record elimination of Eastern States historical common stockholders' equity.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURE



         The following table sets forth certain unaudited pro forma information concerning EQT proved oil and gas reserves at December 31, 1999, giving effect to the Acquisition as if the Acquisition had occurred on January 1, 1999. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.


                                                                               Eastern
                                                            EQT                 States             Pro Forma
                                                         ----------           ----------           ----------
NATURAL GAS
(Millions of cubic feet)

Proved developed and undeveloped reserves:
    Beginning of year                                       899,881            1,088,667            1,988,548
    Revision of previous estimates                          134,576               22,035              156,611
    Purchase of developed reserves in place                  46,124                8,834               54,958
    Disposition of reserves in place                             --                 (180)                (180)
    Extensions, discoveries and other additions             132,180              126,038              258,218
    Production                                              (66,328)             (41,601)            (107,929)
                                                         ----------           ----------           ----------

    End of year                                           1,146,433            1,203,793            2,350,226
                                                         ==========           ==========           ==========

Proved developed reserves:
    Beginning of year                                       780,817              729,567            1,510,384
    End of year                                             965,969              801,039            1,767,008


OIL
(Thousands of barrels)

Proved developed and undeveloped reserves:
    Beginning of year                                         9,826                2,004               11,830
    Revision of previous estimates                              (23)                 164                  141
    Purchase of developed reserves in place                      44                   --                   44
    Disposition of reserves in place                             --                   --                   --
    Extensions, discoveries and other additions               1,155                   --                1,155
    Production                                               (1,070)                (296)              (1,366)
                                                         ----------           ----------           ----------

    End of year                                               9,932                1,872               11,804
                                                         ==========           ==========           ==========

Proved developed reserves:
    Beginning of year                                         8,331                1,972               10,303
    End of year                                               7,996                1,872                9,868

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

         The following table sets forth certain unaudited pro forma information concerning the discounted future net cash flows from proved oil and gas reserves of EQT as of December 31, 1999, net of income tax expense, and giving effect to the Acquisition as if the Acquisition had occurred on January 1, 1999. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and gas activities at December 31, 1999, and do not take into account subsequent changes in tax laws. The information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used, and should not be viewed as indicative of fair market value.

Standard measure of discounted future cash flows relating to proved reserves, net of income tax expense as of December 31, 1999:

                                                                                         Eastern
                                                                      EQT                 States               Pro Forma
                                                                  -----------           -----------           -----------
                                                                                        (Thousands)
Future cash inflows                                               $ 2,877,829           $ 3,405,763           $ 6,283,592
Future production costs                                              (808,115)             (643,462)           (1,451,577)
Future development costs                                             (139,626)             (228,361)             (367,987)
                                                                  -----------           -----------           -----------
Future net cash flow before income taxes                            1,930,088             2,533,940             4,464,028
10% annual discount for estimated timing of cash flows             (1,098,185)           (1,716,010)           (2,814,195)
                                                                  -----------           -----------           -----------
Discounted future net cash flows before income taxes                  831,903               817,930             1,649,833
Future income tax expenses, discounted 10% annually                  (251,467)             (194,197)             (445,664)
                                                                  -----------           -----------           -----------

Standardized measure of discounted future net cash flows          $   580,436           $   623,733           $ 1,204,169
                                                                  ===========           ===========           ===========


Change in standardized measure of discounted future net cash flows relating to proved reserves, net of income tax expense as of December 31, 1999:

                                                                                          Eastern
                                                                      EQT                  States              Pro Forma
                                                                  -----------           -----------           -----------
                                                                                        (Thousands)
Sales and transfers of gas and oil produced - net                 $  (146,230)          $   (97,365)          $  (243,595)
Net changes in prices, production and development costs               156,020                27,095               183,115
Extensions, discoveries and improved recovery, less
 related costs                                                        140,402                87,372               227,774
Development costs incurred                                             30,479                24,263                54,742
Purchase (sale) of minerals in place - net                             26,152                 5,604                31,756
Revisions of previous quantity estimates                              101,778                53,097               154,875
Accretion of discount                                                  42,487                69,069               111,556
Net change in income taxes                                           (128,301)              (30,752)             (159,053)
Other                                                                 (67,224)              (79,718)             (146,942)
                                                                  -----------           -----------           -----------
    Net increase                                                      155,563                58,665               214,228
    Beginning of year                                                 424,873               565,068               989,941
                                                                  -----------           -----------           -----------
    End of year                                                   $   580,436           $   623,733           $ 1,204,169
                                                                  ===========           ===========           ===========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                     EQUITABLE RESOURCES, INC.
                                                   -----------------------------
                                                           (Registrant)



                                                 By    /s/ David L. Porges
                                                   -----------------------------
                                                          David L. Porges
                                                    Executive Vice President and
                                                       Chief Financial Officer
     April 28, 2000
-----------------------

                                  EXHIBIT INDEX


       Exhibit No.          Document Description                                    Sequential Page No.
       -----------          --------------------                                    -------------------
            2               Stock Purchase Agreement by and among Equitable                 N/A
                            Resources, Inc., Statoil Energy, Inc., Statoil
                            Energy Holdings, Inc. and Statoil North
                            America, Inc. dated as of December 31, 1999.
                            (Incorporated by reference to Exhibit 2 of the
                            Registrant's current report on Form 8-K filed
                            with the Commission on February 17, 2000.)

           23.1             Consent of Ernst & Young LLP, filed herewith.                   26

            99              Equitable Resources, Inc., press release                        N/A
                            announcing the completion of the acquisition of
                            the Appalachian production assets of Statoil
                            Energy, Inc. (Incorporated by reference to
                            Exhibit 99 of the Registrant's current report
                            on Form 8-K filed with the Commission on
                            February 17, 2000.)





                                      F-23